                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): February 26, 1999



                            P. H. GLATFELTER COMPANY
             (Exact name of registrant as specified in its charter)



    Pennsylvania                    1-3560                     23-0628360
  ---------------                 -----------               ----------------
  (State or other                 (Commission               (I.R.S. Employer
  jurisdiction of                File Number)              Identification No.)
  incorporation)



       Spring Grove, Pennsylvania                                  17362
----------------------------------------                        ----------
(Address of principal executive offices)                        (Zip Code)



       Registrant's telephone number, including area code: (717) 225-4711



                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

                                     ITEM 5


As the Registrant has reported previously, the Registrant and six other companies which operate or formerly operated facilities on the lower Fox River in Wisconsin continue to negotiate with the State of Wisconsin and the United States regarding claims for natural resources damages and response costs under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and other laws associated with the alleged discharge of polychlorinated biphenyls ("PCBs") into the lower Fox River. The Registrant's Neenah Mill is located on the lower Fox River.

On February 26, 1999, Wisconsin Department of Natural Resources ("DNR") released for public comment a draft remedial investigation and feasibility study ("RI/FS") for the lower Fox River. In the draft RI/FS, Wisconsin DNR reviewed and summarized a number of possible remedial alternatives for the site estimated to cost in the range of $0 to $721,000,000, but did not select a preferred remedy. The Registrant does not believe that the no action ($0) remedy will be selected. The largest components of the costs of certain of the remedial alternatives are attributable to large-scale sediment removal and disposal. There is no assurance that many of the cost estimates in the draft RI/FS will not differ significantly from actual costs. Public comments on the draft RI/FS must be submitted by April 12, 1999. The Registrant intends to submit its comments prior to that deadline. After consideration of public comment, the draft RI/FS may be revised to add to, delete or amend the remedial alternatives.

The Registrant did not participate in the process of developing the draft RI/FS. Based on current information and advice from its environmental consultants, the Registrant continues to believe that an aggressive effort, as included in certain remedial alternatives in the draft RI/FS, to remove PCB-contaminated sediments, many of which are buried under cleaner material or are otherwise unlikely to move, would be environmentally detrimental and therefore inappropriate.

The Registrant is currently unable to predict its ultimate costs related to this matter because the Registrant cannot predict which remedy will be selected for the site or its share of the cost of that remedy.

The Registrant continues to believe it is likely that this matter will result in litigation. The Registrant also believes it will be able to persuade a court that removal of a substantial amount of PCB-contaminated sediments is not an appropriate remedy. There can be no assurance, however, that the Registrant will be successful in arguing that removal of PCB-contaminated sediments is inappropriate, that it would prevail in any resulting litigation, that its share of the cost of any remedy selected would not have a material adverse effect on the Registrant's consolidated financial condition, liquidity and results of operations or that the Registrant's share of such cost would not exceed its available resources.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          P. H. GLATFELTER COMPANY
                                          ------------------------
                                                (Registrant)


Date:  March 11, 1999                     By: /s/ C. Matthew Smith
                                              ----------------------------
                                                  C. Matthew Smith
                                                  Vice President - Finance



                                        3